[Berkshire Hills Bancorp, Inc. Letterhead]

Exhibit 5.1

March 9, 2005

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts 01201

Ladies and Gentlemen:

I have acted as counsel to Berkshire Hills Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) relating to the issuance of up to 3,194,447 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) to be issued by the Company in connection with the merger of Woronoco Bancorp, Inc. with and into the Company (the “Merger”).

In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law, as I have deemed necessary or appropriate. Based on the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock in connection with the Merger, and when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the shares of Common Stock to be issued in connection with the Merger have been issued in accordance with the terms and conditions set forth in the Registration Statement, the shares of Common Stock will be legally and validly issued, fully paid and nonassessable.

I hereby consent to be named in the Registration Statement and in the related joint proxy statement/prospectus contained therein as the attorney who passed upon the legality of the Common Stock, and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Gerald A. Denmark

Gerald A. Denmark

Senior Vice President, General Counsel and Corporate Secretary